Exhibit 99.1

FOR IMMEDIATE RELEASE

November 13, 2006

Citizens Bancshares Corporation Announces Third Quarter Net Income

ATLANTA, November 13, 2006 /PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced 2006 third quarter net income of $663,000, consistent with the third quarter net income of $680,000 reported in 2005.  Net income per diluted share was $0.32 for both the third quarter of 2006 and 2005.  Highlights of the third quarter of 2006 included:

•                  Total revenues increased by $212,000 or 3 percent over the third quarter of 2005.

•                  Non-operating expenses decreased by $329,000 or 8 percent over the third quarter of 2005.

•                  No provision expense for loan losses for the quarter due to a low level of net charge-offs.

•                  Total earning assets increased by $9,160,000 over the third quarter of 2005.

For the nine month period ending September 30, 2006, net income increased $511,000 to $2,123,000 or 32 percent as compared to the same period reported in 2005.  Earnings per diluted share for the nine month period were $1.02 compared to $0.77 per diluted share for the same period in 2005.  Total revenues for the nine month period increased by $1,347,000 or 7 percent compared to the same period in 2005.

James E. Young, President and CEO, stated that “we had a good third quarter despite the challenging operating environment.  We continue to improve the efficiencies in our operations which have offset the negative impact of higher interest rates. We continue to adjust our asset/liability strategies to manage the impact of changing interest rates within the framework of our established asset/liability management guidelines.  As a result, on a year to date basis, our financial performance for 2006 has been rock solid. “

Only $30,000 in provision for loan losses was taken in 2006 resulting in a decrease of $60,000 and $198,000, respectively, in the quarterly and year-to-date comparisons to the previous year. The allowance for loan losses was $3.2 million at September 30, 2006 compared to $3.3 million at December 31, 2005. At September 30, 2006, the Company considered its allowance for loan losses to be adequate.

The Company’s capital position remains strong at September 30, 2006 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.

Citizens Trust Bank is the third largest African American owned financial institution in the nation with 85 years of history, assets of approximately $330 million and financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank – A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8306

J. Todd Atenhan or James R. Kautz, Investor Relations

(888) 917-5109

SOURCE: Citizens Bancshares Corporation